EXHIBIT 10.1

EMPLOYMENT AGREEMENT

AGREEMENT,  made  this  January 30, 1998  between  SAFE
TECHNOLOGIES INTERNATIONAL, INC, a Delaware Corporation, with offices at 249 Peruvian Ave., Palm Beach, Florida, 33480 (hereinafter called "SFAD") and Barbara L. TOLLEY, residing in Palm Beach, Florida (hereinafter called "TOLLEY").

WITNESSETH:

WHEREAS, TOLLEY desires to be employed by SFAD as its President and Chief Executive Officer, and

WHEREAS, SFAD acknowledges TOLLEY's importance to its future growth and profitability because of TOLLEY's knowledge and business acumen in the communications and marketing industries and general management, and SFAD desires to engage TOLLEY as its President and Chief Executive Officer:

NOW THEREFORE, in consideration of the premises and mutual covenants herein set forth and made to be performed by the parties hereto, it is covenanted and agreed to as follows;

1. Employment. SFAD hereby agrees to employ TOLLEY as President and Chief Executive Officer of SFAD and TOLLEY agrees to serve SFAD in the capacity in accordance with the terms and conditions set forth herein

2.  Term Of Employment The term of this Agreement shall be for a period of two
(2) years commencing on January 30, 1998 and ending on January 30, 2000 ("Term"), unless terminated sooner in accordance with the provision of Section 7 below. This Term may be renewed for an additional one (1) year, at the Option of TOLLEY.

3. Duties and Responsibilities As President and Chief Executive Officer, TOLLEY shall have responsibility, subject to the direction of the Board of Direction of SFAD1 for the business and affairs of SFAD. Employee shall at times faithfully, industriously and to the best of Employee's ability, experience and talents perform all of the duties that may be required of and from Employee pursuant to the express and implicit terms hereof, to the reasonable satisfaction of Corporation. Such duties shall be rendered at such place or places which the interests, needs, business or opportunity of Corporation shall require.

Employee agrees to devote all of Employee's time and energy to Employee's duties and responsibilities as set forth herein. Employee shall not render personal services to or for any person, firm or corporation or other organization for compensation other than Corporation except that Employee may partake in part-time or occasional work outside the scope of responsibility of Employee under this Agreement so long as such part-time or occasional work does not interfere with the time Employee spends working on behalf of the Corporation or affects the quality of Employee's work to corporation.

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The Employee shall not at any time either during the term hereof or thereafter, or after termination Ir' any manner either directly or indirectly, divulge, disclose or communicate to any person, firm or corporation in any manner Whatsoever any information, other than public reported information, concerning any matters affecting or relating to the business of the Corporation, Including, but without limiting the generality of the foregoing, any of its customers, its budget or finances, its manner of operation, its plans, processes research material and findings, new software developments, new technologies, or other information concerning the business of the Corporation, its customers, and its subsidiaries. - Without regard to whether all of the foregoing matters will be deemed confidential, material or important, the parties to this Agreement hereby stipulate that the foregoing matters are confidential1 material and important and gravely affect the successful conduct of the business of the Corporation, and the Corporation's goodwill and professional reputation and that any breach of the terms of this paragraph shall be a material breach of this Agreement. Employee shall require of others under Employee's direction and or supervision the same standards of non-disclosure.

Employee acknowledges and agrees that the Board of Directors shall have the right to request testing for the presence of illegal substances upon ~ determination by the Corporation, in the Corporation's sole and exclusive discretion, that Employee's behavior or judgment is impaired.

4  Compensation and Benefits.

  a. Salary. SAFD shall pay to TOLLEY a salary in accordance with the following schedule, less such payroll deductions as $FAD may be required by law to make or as may be authorized by TOLLEY.

  (i). Employer covenants and agrees that, in consideration of the services performed hereunder. for the Term of Year One and Year Two, SFAD Corporation will pay to Employee a monthly salary of $10,000., payable in all cash1 or half cash/half stock, or partial accrual, at the Option of TOLLEY. In the event that TOLLEY elects to exercise the Employment Option for one additional year, Year Three, Corporation will pay to Employee a monthly salary of $15,000 per month. In addition to the foregoing, Corporation shall provide those additional benefits as set forth in Section 4.

  (ii) In the event that TOLLEY would be terminated by the Corporation's Board of Directors, at any time during the term of this Employment Agreement, with or without cause1 Corporation will pay to TOLLEY a Termination Severance Payment in a cash amount of $300,000, to be paid upon Termination.

All payments due under Subsection (1) shall be made twice each month beginning January 30, 1998, upon execution of this Agreement.

  b. Performance Bonus. In addition to the salary granted under Subsection (a) above, TOLLEY shall receive a cash bonus on an annual basis throughout the Term of Employment1 based on me SFAD annual net profits (pre tax) for the year. The bonus shall be calculated on a percentage of the net profits for the year: a percentage of fifteen (15) percent for annual net profits up to $500,000; a percentage of ten (10) percent for annual net profits from $500,000 to $2,000,000; over $2, 000.000 to be negotiated.

All or any portion of a cash bonus so determined to be due and owing to TOLLEY shall be paid to TOLLEY within five (5) days following SFAD's receipt of the accountant's written determination at year end.

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  c. Other Benefits. SFAD shall also provide to TOLLEY the following employment benefits.

  (i) A one-time sign on bonus of $10,000 payable in one lump sum to TOLLEY on or before December 31 1997.

  (ii) An automobile allowance equal to Five Hundred Fifty Dollars ($550.00) per month, commencing on January 30, 1998 or a company furnished car of equal lease.

  (iii) Medical insurance, dental insurance, D&O Liability Insurance and life insurance will be fully paid by the company upon programs being established by SFAD.

  (iv) Payment of monthly reasonable expenses incurred by TOLLEY in connection with operating her home office in Palm Beach, Florida (i.e. telephone, fax machine, supplies, computer equipment, etc.); and

  (v) Payment of monthly necessary expenses Incurred by TOLLEY In connection with the use of a Mobile and Automobile Telephones

  (vi) Payment of membership fees, club dues and charges for the Company's or TOLLEY's membership in any association which TOLLEY shall join throughout the Term for the purpose of advancing the interests of SFAD, and with prior approval of the Board of Directors.

  (vii) TOLLEY shall be entitled to an annual vacation of Six (6) weeks. Vacation time shall be scheduled (or accrued) at those times most convenient to the Corporation's business.


5. Performance of TOLLEY. Employee hereby accepts employment with Corporation on the terms and conditions herein set forth and agrees that during the period of active employment, as defined above, Employee shall devote Employee's full time and attention to the rendition of the enumerated services on behalf of Corporation and to the furtherance of Corporation's best interests. Employee agrees that, In the rendition of such services and in all aspects of the employment. Employee shall comply with the policies, standards and regulations of the Corporation from time to time established, provided that such policies, standards and regulations shall not violate the law or ethics.

6. Location. TOLLEY shall not be required to perform any services which would necessitate moving her residence from Palm Beach County, Florida. If a move with TOLLEY'S approval, is required in the future, all relocation expenses will be paid by SFAD.

If any move or relocation out of the United States would be deemed advisable by the Board of Directors1 and with TOLLEY's approval, all moving and housing expenses in the foreign country would be paid by SFAD for the Term.

7. Termination. This Agreement may be terminated by a majority Vote of the Corporation's Board of Directors at any time during the term of Employment Agreement for cause. Notwithstanding such termination, Employee shall be entitled to receive a Termination Severance Payment of $300,000., to be paid upon Termination. The date on which termination is deemed to have occurred pursuant to this section is hereinafter referred to as the Date of Termination.

If Termination is made by TOLLEY a Termination Severance Payment of $300,000., will be paid by SFAD upon the Date of Termination.

a).  For the Purpose of this section, "cause" shall mean:

(i) If Employee is convicted by a court of competent and final jurisdiction of any crime (whether or not involving Employer) which constitutes a felony in the jurisdiction involved;

(ii) If Employee commits any act of fraud1 embezzlement or similar conduct against or shall breach a fiduciary obligation to Employer,

(iii) if Employee unreasonably fails or refuses to perform in any material respect any of Employee's duties and responsibilities as required by this Agreement.

(iv) It the Employee shall tail or refuse to comply with the policies, standards and regulations of the Corporation from time to time established; or

(v) In the event the Employee shall tail and refuse to diligently Perform or comply with the conditions of this Agreement and Employee's unusual and customary duties; or

(vi) After receipt of urinalysis or a blood test, upon the determination by the Corporation that Employee is unfit to perform Employee's services, duties and responsibilities; or

(vii) Upon request by the Corporation, failure by Employee to submit to urinalysis or a blood test for the purpose of determining the presence of illegal substances.

(viii) The determination by the Board of Directors that TOLLEY shall have been unable to substantially perform her duties hereunder by reason of illness, accident or other physical or mental disability for a continuous period of at least six (6) months or an aggregate of nine (9) months during any continuous twelve (12) month period ('Disability').

8. Death. In the event of Employee's death during the term of Employee's employment, this Agreement shall terminate as to the date of death. Employee's beneficiary or estate shall be entitled to receive Termination Severance Payment of $300,000.

9. Confidentiality. TOLLEY shall maintain the confidentiality of SFAD's trade secrets and all confidential information pertaining to the operations and business affairs of SFAD. TOLLEY agrees that she shall not1 during the Term disclose any such confidential information to any person, firm, corporation, association or other entity, for any reason or purpose whatsoever.

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10. Covenant Not to Compete. For and in consideration of sums of money to be paid by SFAD pursuant to the terms hereof, TOLLEY consents and agrees that she will not at any time during the Term, directly or indirectly, on her own behalf or as a partner officer, director, employee, consultant, member of the board of directors or board of trustees of any person, firm corporation association, entity or otherwise, engage in any business or any activity which competes with the business or activities of SFAD or its subsidiaries or affiliated companies..

11. Sale. Consolidation or Merger of SFAD. In the event of any consolidation or merger of SFAD into or with another firm or corporation or the sale Of all or substantially all of the assets of SFAD to another firm or corporation, the acquiring firm or corporation shall assume this Agreement and become obligated to perform all the terms and conditions herein set forth to be performed on the part of $FAD, and TOLLEY'S obligations hereunder shall continue in favor of such acquiring firm or corporation.

12. Bank Accounts. Any and all bank accounts of SFAD shall require the signature of TOLLEY, during her Term of Employment. During periods of TOLLEY'S absence, one additional officer of SFAD will be an authorized signature to withdraw funds from any such account during those periods. SFAD shall adopt a resolution to effect the foregoing, arid additionally define TOLLEY'S authority for expenditures and other financial authority.

13. Notice. Any and all notices required or permitted to be given under the terms of this Agreement shall be sufficient if in writing and forwarded to the parties hereto at the addresses set forth herein, prepaid certified mail as follows:

If to TOLLEY:
  Barbara L. Tolley
  Palm Beach, Florida

With copy to:
  Michael Posner, Esquire
  Gooney, Ward, Leseher & Damon
  4420 Beacon Circle
  West Palm Beach, Florida 33407

If to SFAD;	Safe Technologies International, Inc.
  Charles N. Martus
  249 Peruvian Ave.
 Palm Beach Florida, 33480

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14. Assignment and Successors n Interest. To the extent that the obligations provided for herein required the personal performance of TOLLEY, TOLLEY'S right and interest and obligations as provided herein may be assigned with approval of SFAD Except as otherwise provided in the immediately preceding sentence of this Section 13, all right, privileges and obligations of the parties hereto shall inure to the benefit of and be binding upon their respective successors, assigns, heirs, executors, administrators and estates.

15. Modifications of Agreement This Agreement contains the entire Agreement between the parities and supersedes any and all other Agreements written or 0ra1 expressed or implied, pertaining to the subject matter thereof It may not be changed orally, but only by written Instrument signed by the party against whom enforcement of any waiver, change, modification or discharge is sought

16. Law Governing. This Agreement shall be construed and governed in all respects in accordance with the laws of the State of Florida.



    IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date and year first above set forth.


SAFE TECHNOLOGIES INTERNATIONAL, INC


By:
/s/ Charles Martus
------------------------------
Charles Martus, Director


By:
/s/ Barbara L. Tolley
------------------------------
Barbara Tolley, CEO & Chairman